Exhibit (k)(4)

EXECUTION VERSION

CONTROL AGREEMENT

This Control Agreement (the “Agreement”) dated as of the last date written on the signature page to this Agreement is by and among NOMURA SECURITIES INTERNATIONAL, INC. (the “Secured Party”), FLAT ROCK OPPORTUNITY FUND (the “Fund”), and U.S. BANK NATIONAL ASSOCIATION (the “Custodian”).

WHEREAS, to secure the Fund’s obligations under that certain Master Repurchase Agreement dated as of August 26, 2026, by and among the Fund and the Secured Party, as it may be amended, restated or replaced from time to time (together with any Confirmation (as such term is defined therein), the “Repurchase Agreement”), the Fund has pledged as collateral and granted to the Secured Party a continuing security interest in certain assets of the Fund, including the securities account or accounts of the Fund and all deposit accounts of the Fund and all Pledged Securities (as such term is defined in the Repurchase Agreement), Possessed Securities (if any), cash, funds, items, instruments, investments and/or any other amounts on deposit from time to time therein and all proceeds thereof (collectively, the “Collateral”);

WHEREAS, pursuant to a custodian agreement between the Custodian and the Fund, dated May 2, 2018 (the “Custodian Agreement”), the Custodian acts as custodian for the Fund and established a custody account in the name of the Fund; and

WHEREAS, the Secured Party, the Fund and the Custodian are entering into this Agreement to provide for the control of the Collateral in the Account and to perfect the security interest of the Secured Party in such Collateral including any and all funds or deposits from time to time credited thereto and remaining therein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the receipt and adequacy of which are hereby acknowledged, it is agreed as follows:

1.	Definitions.

(a)	“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks and the New York Stock Exchange are authorized or required by law to close.

(b)	“Notice of Exclusive Control” shall mean a written notice substantially in the form of Annex A attached hereto signed by persons listed on Annex B attached hereto (each person, an “Authorized Person” of the Secured Party) confirming to Custodian that the Secured Party is, as at the time of receipt of such written notice by Custodian, exercising its rights pursuant to the terms of this Agreement and the Repurchase Agreement to exercise sole and exclusive control over the Account.

(c)	“Possessed Securities” shall mean certain physical certificate securities which are certificated securities as defined in the NYUCC registered in the name of the Fund and possessed by Custodian on behalf of the Fund and reflected in the Account (if any) (as such term is defined below).

2.	Establishment of the Account; Maintenance; Compensation.

(a)	The Custodian confirms and agrees that it shall establish the following separate, segregated account (in the name of the Fund as the entitlement holder) entitled “Account for [Fund Name] for benefit of [Secured Party Name]”, (the “Account”), to which it will credit the Collateral. The information concerning the Account for Seller is as follows:

Account:	Account for Flat Rock Opportunity Fund for benefit of Nomura Securities International, Inc.

Account No.

(b)	The Custodian will maintain the Account separate from any other account maintained under the Custodian Agreement and will segregate the Collateral on its books and records from the other assets of the Fund. The Custodian shall hold the Pledged Securities in the Account in registered form in its name or the name of its nominees and shall reflect Custodian’s possession of Possessed Securities (if any) in the Account.

(c)	For purposes of the Uniform Commercial Code as in effect in the State of New York (the “NYUCC”), the Account shall be deemed to be a “deposit account” (within the meaning of Section 9-102(a)(29) of the NYUCC) with respect to cash deposited in or credited to the Account and the Account shall be deemed to be a “securities account” (within the meaning of Section 8-501(a) of the NYUCC) with respect to securities deposited or credited therein and the Account. The Custodian will be compensated by the Fund for services rendered hereunder in accordance with the Custodian Agreement. All property delivered to the Custodian in accordance with this Agreement by or on behalf of the Fund will be promptly credited to the Account.

3.	Control; Priority of Lien.

(a)	The Custodian hereby acknowledges the security interest granted to the Secured Party by the Fund. The Custodian further acknowledges that the Account is a segregated account, in the name of the Fund which identifies the Secured Party as the pledgee and secured party thereof. Until the Custodian receives a Notice of Exclusive Control, or if all previous Notices of Exclusive Control have been revoked or rescinded by the Secured Party, Collateral entering the Account will be subject to the Fund’s instruction (which shall include any entitlement orders (within the meaning of Section 8-102(a)(8) of the NYUCC)) without further consent of the Secured Party, provided that, Custodian will comply with joint instructions (including entitlement orders) from the Fund and the Secured Party in respect of the removal of any Pledged Securities (including, for the avoidance of doubt, any cash) from the Account, except as provided herein. Instructions under this Agreement from the Fund given in accordance with the terms of the Custodian Agreement, will also constitute “Proper Instructions” under the Custodian Agreement; provided that any such instruction shall be given subject to and accordance with the terms of this Agreement (including, without limitation, any joint instruction requirement). The Custodian will also comply with the “instructions” (as defined in Section 9-104(a) of the NYUCC) originated by the Secured Party concerning the Account without further consent by the Fund. After the Custodian has received a Notice of Exclusive Control and has had a reasonable time to comply with it, and in no event later than one (1) Business Day after receipt of such Notice of Exclusive Control, the Custodian agrees that it will not act on written instructions originated by the Fund regarding the Collateral in the Account or any other person unless it has received, in each instance, the prior written consent of the Secured Party. The Custodian hereby agrees to subordinate to the security interest granted to the Secured Party by the Fund all liens (including, for the avoidance of doubt, any lien it may have as a result of, or arising out of, extensions of credit in the form of advances to the Fund under the Custodian Agreement), encumbrances, claims and rights of setoff or recoupment it may have now or hereafter acquire against the Account or any financial asset carried in the Account or any free credit balance in the Account and agrees that it will not assert any such lien, encumbrance, claim or right against the Account or any asset carried in the Account or any credit balance in the Account. After the date hereof, the Custodian will re-register all or part of the Possessed Securities (if any) (as directed through instructions by the Secured Party) in the name of the Custodian as nominee for the benefit of one or more accounts designated by the Secured Party; provided that (i) the Secured Party provides the Custodian with a written instruction to that effect, (ii) the systems and operations of all relevant custodians, clearing system operators and other relevant persons necessary to give effect thereto are open and functioning in a manner capable to fulfill such instructions and (iii) the Custodian determines for itself that such operational capability exists and is accessible to it and its personnel. For the avoidance of doubt, the Custodian shall take no action to re-register such Possessed Securities (if any) unless and until the Custodian has first received such written instruction. The Custodian’s responsibilities in respect of Possessed Securities shall be as set forth in Section 5 below.

(b)	The Fund hereby confirms that any advances by the Custodian to purchase, or to make payment on or against delivery of any financial assets to be held in the Account, shall be secured by the lien, security interest and right of setoff in the Fund’s securities and other assets pursuant to the Custodian Agreement, other than securities and other assets in the Account that are securing the Fund’s obligations to the Secured Party.

(c)	The Custodian makes no representation or warranties with respect to the creation, sufficiency, or enforceability of any security interest in the Collateral.

(d)	The Secured Party and the Fund hereby intend that this Agreement establish “control” by the Secured Party of the Account, the Pledged Securities (including, for the avoidance of doubt any cash and cash equivalents standing to the credit of the Account) and any proceeds received in respect thereof pursuant to Article 8 and Article 9 of the NYUCC and evidence the Custodian’s possession of the Possessed Securities (if any), any proceeds received in respect thereof, and all capital contributions credited thereto for purposes of perfecting the Secured Party’s security interest in the Account pursuant to Article 9 of the NYUCC, and Custodian hereby acknowledges that it has been advised of the Fund’s grant to the Secured Party of a security interest in the Account, the Pledged Securities (including, for the avoidance of doubt any cash and cash equivalents standing to the credit of the Account) and any proceeds received in respect thereof pursuant to Article 8 and Article 9 of the NYUCC and evidence the Custodian’s possession of the Possessed Securities (if any), any proceeds received in respect thereof and all capital contributions credited thereto.

(e)	The Secured Party may exercise sole and exclusive control of the Account and any and all assets credited thereto at any time by delivering to Custodian and the Fund a Notice of Exclusive Control. Following receipt of a Notice of Exclusive Control from the Secured Party, Custodian shall, in reliance upon such Notice of Exclusive Control, thereafter, unless and until such Notice of Exclusive Control has been revoked or rescinded by the Secured Party, comply exclusively with written instructions (including, with respect to Pledged Securities, entitlement orders) solely from the Secured Party with respect to the Account, and any assets credited thereto (including, without limitation, the Pledged Securities and any proceeds thereof).

(f)	Without limitation of the provisions set forth in this Agreement, the Secured Party agrees that the Secured Party will not deliver a Notice of Exclusive Control unless an Event of Default (as defined in the Repurchase Agreement) has occurred and is continuing. The foregoing sentence is solely for the benefit of the Fund and will not be deemed to constitute a limitation on the Secured Party’s rights hereunder, including, as between the Custodian and the Secured Party, the Secured Party’s right to deliver a Notice of Exclusive Control. In the event the Secured Party delivers a Notice of Exclusive Control, the Secured Party will, following the satisfaction in full of all of the Fund’s Obligations (as defined in the Repurchase Agreement), return any excess Collateral to the Fund.

(g)	Except for the claims and interests of the Secured Party and the Fund, the Custodian does not know of any claim to, or interest in, the Account or any financial asset credited thereto. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, attachment, execution or similar process) against the Account or any financial asset credited thereto, the Custodian will promptly notify the Secured Party and the Fund thereof.

(h)	Custodian represents and warrants that it has not entered into, and until the termination of this Agreement will not enter into, any agreement with any other person or entity not party hereto relating to the Collateral or the Account under which it has agreed to comply with instructions of such other person or entity. Custodian will not grant to any third party any lien, hypothecation, encumbrance, claim or right against the Collateral or the Account. This Agreement is the legal, valid and binding obligation of Custodian, enforceable against Custodian in accordance with its terms.

(i)	Fund and Secured Party hereby agree to deliver standing joint instructions to the Custodian on each Price Differential Payment Date (as defined in the Repurchase Agreement) to withdraw an amount of cash standing to the credit of the Account that represents the portion of the Excess Cashflow Payment (as defined in the Repurchase Agreement) with respect to such Price Differential Payment Date (if any) that is attributable to Income (as defined in the Repurchase Agreement) received with respect to the Pledged Securities (which amount shall be notified to the Custodian by the Secured Party). For avoidance of doubt, the Custodian shall have no duty to calculate, verify, monitor, investigate, or otherwise determine the occurrence of any Price Differential Payment Date, Excess Cashflow Payment, Income, or any other amount payable under the Repurchase Agreement, and shall be entitled to conclusively rely upon the information and instructions provided by the Fund and/or Secured Party in accordance with this Agreement.

4.	Distributions.

(a)	Prior to the Custodian’s receipt of a Notice of Exclusive Control, upon receipt of any interest or dividends in cash with respect to Collateral, the Custodian shall credit such distribution to the Account no later than the next Business Day.

(b)	Following the Custodian’s receipt of a Notice of Exclusive Control, upon receipt of any interest or dividends in cash with respect to Collateral, the Custodian shall credit such distribution to the Account no later than the next Business Day or to such other account as the Secured Party may specify in writing through instructions no later than the next Business Day after receiving such written instructions.

5.	Possession of Possessed Securities.

(a)	Each of the Secured Party and the Fund acknowledges and agrees that (i) no “security entitlement” under the NYUCC shall exist with respect to (A) any Possessed Security or (B) any other asset which is registered in the name of the Fund, payable to the order of the Fund or specially indorsed to the Fund or any third party, except to the extent such Possessed Security has been specially indorsed by the Fund to the Custodian or in blank. Each of the Secured Party and the Fund acknowledges and agrees that Possessed Securities are registered in the name of the Fund and, as such, the Custodian’s responsibilities and obligations in respect of Possessed Securities shall be limited to safekeeping of the certificated securities actually received by the Custodian. The Custodian agrees to hold Possessed Securities as bailee for the Secured Party (and not, for the avoidance of doubt, as “securities intermediary” within the meaning of the NYUCC). The Custodian shall maintain continuous possession of the certificated securities evidencing Possessed Securities; provided, however, that the Custodian expressly disclaims any ability to “control” (within the meaning of the NYUCC) the Possessed Securities or otherwise exercise any rights in respect thereof or at the direction of any party.

(b)	The Fund shall be solely responsible for the servicing of all Possessed Securities, including, without limitation, notifying the Secured Party of any discretionary actions in respect of such Possessed Securities. The Fund shall be solely responsible for providing notice to the Secured Party of any discretionary actions with respect to Possessed Securities and the Secured Party or the Fund, as applicable, shall be solely responsible for the exercise of such rights including, without limitation, any voting rights with respect to such Possessed Securities. The Custodian shall have no duty, responsibility or obligation to determine whether or not any discretionary rights in respect of Possessed Securities exist nor shall the Custodian have any obligation to exercise any voting rights in respect of Possessed Securities.

(c)	As between the parties, the Fund shall be solely responsible to cause all payments made in respect of the Possessed Securities to be remitted to the Custodian in accordance with the terms of this Agreement and the Repurchase Agreement and the Custodian shall have no duty, responsibility or obligation to determine whether or not any payments are due and payable in respect of such Possessed Securities. The Fund shall, in accordance with the terms of this Agreement and the Repurchase Agreement, cause all payments of the applicable Possessed Security to be deposited into the Account (by means of a check or draft payable to the Custodian or its nominee or by wire transfer), all income and other payments or distributions on or with respect to such Possessed Securities to be deposited into the Account, and advise (through instructions) the Custodian of the amount to be received and if such amount relates to a particular Possessed Security. Upon receipt of a Notice of Exclusive Control, and after having a reasonable amount of time to comply therewith, and in no event later than one (1) Business Day after receipt of such Notice of Exclusive Control, the Custodian shall credit all distributions actually received by it and in its possession and control to the Account or such other account as the Secured Party may specify through instructions and deliver to the Secured Party, or any person or account specified in such Notice of Exclusive Control or subsequent instruction actually received by the Custodian from the Secured Party, all Possessed Securities.

(d)	For the avoidance of doubt, the Custodian makes no representations or warranties with respect to the creation, attachment, sufficiency, validity, priority, perfection or enforceability of any security interest in any Possessed Security. In no event shall the Custodian be under any obligation or liability to make any advance of its own funds in respect of any Possessed Securities, other than for costs and expenses incurred in connection with safekeeping the Possessed Securities in the ordinary course of business. Notwithstanding anything in this Agreement to the contrary, the Custodian shall have no liability for any delay or failure on the part of the Fund in providing necessary information in respect of any Possessed Security to the Custodian, or for any inaccuracy therein or incompleteness thereof, and the Custodian shall have no responsibility to request the Fund provide any relevant Possessed Security information to the Custodian. With respect to each Possessed Security, notwithstanding anything in this Agreement to the contrary, the Custodian shall be entitled to rely on any information and notices it may receive from time to time from the issuer, obligor or similar party with respect to the related Possessed Security, and shall be entitled to update its records on the basis of such information or notices received, without any obligation on its part independently to verify, investigate or recalculate such information.

6.	Status under the NYUCC. The Secured Party, the Fund and the Custodian agree that the Custodian is acting as (i) a bank with respect to the deposit account, as to which the Fund is the Custodian’s customer and (ii) as a securities intermediary with respect to the securities account which the Fund is the sole entitlement holder of the security entitlement with respect to each financial asset standing to the credit of the securities account. As used herein, the terms “financial assets”, “control”, “bank”, “securities intermediary”, “entitlement holder”, “security entitlement” and “deposit account” have the same meanings as in Article 9 of the NYUCC and the term “securities account” has the same meaning as in Article 8 of the NYUCC. The Custodian acknowledges its appointment as securities intermediary and agrees that its “securities intermediary’s jurisdiction” (within the meaning of Section 8-110(e) of the NYUCC), with respect to the Account, is the State of New York.

7.	Reliance on Instructions. The Custodian will be entitled to rely on any instructions (including entitlement orders) that it reasonably believes to be delivered by an Authorized Person of the Secured Party listed on Annex B and will not be required to verify the calculation of amounts, the occurrence of an Event of Default, whether the statements in any instructions (including entitlement orders) or notice are true, or whether the Fund is complying with its obligations under the Repurchase Agreement.

8.	No Responsibility Concerning the Repurchase agreement. The Fund and the Secured Party hereby agree that, notwithstanding references to the Repurchase Agreement in this Agreement, Custodian has no interest in, and no duty, responsibility or obligation with respect to, such documents (including without limitation, no duty, responsibility or obligation to monitor the Fund’s or the Secured Party’s compliance with any such documents or to know the terms of such documents).

9.	No Duty of Oversight. Custodian is not at any time under any duty to monitor the value of any Collateral in the Account or whether the Collateral is of a type required to be held in the Account.

10.	Responsibility of Custodian.

(a)	The Custodian shall exercise commercially reasonable care, skill and diligence in the performance of its duties under this Agreement. The Custodian will not be liable for the acts or omissions of an Authorized Person of the Secured Party. As between the Custodian and the Fund, the terms of the Custodian Agreement will apply with respect to any losses or liabilities of such parties arising out of the Repurchase Agreement or this Agreement. As between the Custodian and the Secured Party, the Custodian will not be liable for any act or omission taken by the Custodian in good faith and without gross negligence, material breach of the Agreement, or willful misconduct on its part. For the avoidance of doubt, absent gross negligence, material breach of the Agreement, willful misconduct, or bad faith, and subject to Section 10(f) below, the Custodian, in its capacity as Custodian, shall have no responsibility or liability to the Secured Party for complying with a Notice of Exclusive Control or complying with instructions (including entitlement orders) concerning the Account originated by the Secured Party.

(b)	The Secured Party hereby agrees to indemnify and hold harmless the Custodian from and against any loss, expense, damage, liability or claim (including documented reasonable attorney’s fees) which may be suffered or incurred by the Custodian as a result of the Custodian’s compliance with (i) the Secured Party’s Notice of Exclusive Control; and (ii) any instructions (including instructions concerning the Account) issued by the Secured Party following the Custodian’s receipt of such Notice of Exclusive Control, except as may be caused by the Custodian’s failure to comply with the material terms of this Agreement, gross negligence, willful misconduct or bad faith. This indemnity shall be a continuing obligation of the Secured Party and its successors and assigns, notwithstanding the termination of this Agreement.

(c)	The Secured Party hereby agrees to release and discharge Custodian from and against any loss, expense, damage, liability or claim (including attorney’s fees) which may be suffered or incurred by the Secured Party as a result of the Custodian’s compliance with the Secured Party’s Notice of Exclusive Control and any instructions (including instructions concerning the Account) issued by the Secured Party following Custodian’s receipt of such Notice of Exclusive Control, except as may be caused by the Custodian’s failure to comply with the material terms of this Agreement gross negligence, willful misconduct or bad faith.

(d)	In no event shall any party hereto be liable for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement unless caused by fraud, gross negligence or intentional misconduct of such party.

(e)	Custodian hereby confirms that the Account will be established as set forth in Section 2 herein and will be maintained in the manner set forth herein until this Agreement is terminated. The Custodian will not change the name of the Account without the prior written consent of the Fund and the Secured Party.

(f)	Custodian shall indemnify and hold harmless the Secured Party from and against any loss, expense, damage, liability or claim (including documented reasonable attorney’s fees) which may be suffered or incurred by the Secured Party or that may be asserted against the Secured Party by any person arising out of any action taken or omitted to be taken by Custodian as a result of Custodian’s failure to comply with the material terms of this Agreement, or from its bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Custodian and its successors and assigns, notwithstanding the termination of this Agreement.

11.	Statements; Other Communications. Custodian shall make available to the Secured Party and the Fund, for such period during which a transaction under the Repurchase Agreement is outstanding and assets are credited to the Account, a secured website which will keep a record of all pledges, deliveries, releases or substitutions of Collateral effected hereunder. Information regarding the Account shall be up to date on such secured website within one (1) Business Day of any such pledge, delivery, release or substitution of Collateral. Custodian shall supply the Secured Party and the Fund with a monthly statement of Collateral in the Account and transactions in the Account during the preceding month. Any other communications required or permitted under this Agreement will be sent to the addresses set forth below:

If to Custodian, to:

U.S. Bank National Association
Address:
Attn:
Fax:
Email:

If to the Secured Party, to:

Nomura Securities International, Inc.
Address:
Attention:
Tel:
E-mail:

If to the Fund, to:

Name: Flat Rock Opportunity Fund
Address:
Attention:
E-mails:

12.	Amendment; Assignment. No amendment or modification of this Agreement will be effective unless it is in writing and signed by each of the parties hereto. This Agreement may not be assigned without the prior written consent of the parties.

13.	Termination. This Agreement shall continue in effect until the Secured Party has notified the Custodian that this Agreement is to be terminated or earlier if (a) the Repurchase Agreement terminates and (b) the Fund’s obligations under the Repurchase Agreement have been satisfied (as confirmed in writing by the Secured Party). Upon receipt by the Custodian of such notice or occurrence, the Secured Party shall have no further right to originate instructions concerning the Account and the Fund shall be entitled to originate instructions concerning the Account for any purpose and without limitation except as may be provided in the Custodian Agreement.

This Agreement may also be terminated following ninety (90) days’ prior notice in writing by any party to the other parties hereto; provided, however, that the status of any Collateral pledged to the Secured Party at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of the Repurchase Agreement and any applicable rules, laws and regulations. In the event of a termination of this Agreement prior to the termination of the Secured Party’s security interest in the Collateral and the Account, no such termination shall be effective until all assets of the Fund held in the Account shall be transferred out of the Account to a successor custodian specified by the Fund and reasonably acceptable to the Secured Party. In the event no successor is agreed upon at the end of the ninety (90) day period, Custodian shall be entitled to petition a court of competent jurisdiction to appoint a successor custodian and shall be indemnified by the Fund for any documented, reasonable costs and expenses relating thereto.

14.	Force Majeure. No party hereto shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control which causes the closing of one or more offices of Custodian responsible for the servicing of the terms of this Agreement, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; pandemics; epidemics; riots or acts of civil or military authority. Also included in the definition of Force Majeure are interruptions, loss or malfunctions of utilities or third party communications services during the pendency thereof.

15.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York (without regard to conflict of laws principles thereof except sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). The State of New York shall be deemed to be the “bank’s jurisdiction” (as defined in Section 9-304 of the New York UCC) of the Custodian for the purposes of this Agreement and the perfection and priority of the Secured Party’s security interest in the Accounts. The parties hereto hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The parties hereto irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

16.	No Implied Duties. The Custodian shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against the Custodian in connection with this Agreement except with respect to the services agreed to be provided by the Custodian under this Agreement.

17.	Custodian Status. Custodian affirms that (i) it is a bank, as defined in Section 3(a)(6) of the Securities Exchange Act of 1934; (ii) it has equity capital in excess of $500 million; (iii) it is not affiliated with the Fund and (iv) in the ordinary course of its business maintains deposit accounts for others and is acting in that capacity.

18.	Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or delivery of an electronic signature page shall be effective as delivery of a manually executed counterpart hereof.

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